FIRST AMENDMENT TO
             EMPLOYMENT, NONDISCLOSURE AND NON-COMPETITION AGREEMENT

     This First Amendment to Employment, Nondisclosure and Non-Competition Agreement (the "Amendment") is entered into between SOS Staffing Services, Inc., a Utah corporation (the "Company"), and JoAnn W. Wagner ("Wagner"):

                                    RECITALS:
                                    ---------

         A. On or about August 4, 1997, the Company and Wagner entered into that certain Employment, Nondisclosure and Non-Competition Agreement (the "Employment Agreement"), whereby, the Company agreed to employ Wagner as Vice Chairman on a two-thirds time basis and Wagner agreed to accept such employment with the Company under the terms and conditions contained therein.

         B. In September 1997, Wagner was appointed Executive Vice President of the Company.

         C. On or about February 27, 1998, Wagner was appointed Chairman of the Company's Board of Directors and the Company agreed to employ Wagner on a full time basis and Wagner agreed to accept such employment.

         D. On October 29, 1998, the Company appointed Wagner Chief Executive Officer and Wagner accepted such appointment. On March 24, 1999, the Company also appointed Wagner as President of the Company and Wagner agreed to accept such appointment.

         E. In connection with the foregoing, the parties wish to amend the Employment Agreement as hereinafter provided.

                                   AGREEMENTS:
                                   -----------

         IN CONSIDERATION of the mutual covenants, conditions, representations and warrantees contained in the Employment Agreement and those hereinafter set forth, the parties hereby agree as follows:

         1. Article 1 of the Employment Agreement shall be deleted and the following inserted in lieu thereof:

         1.       Employment, Duties and Acceptance.

                  1.1 Employment by the Company. The Company hereby agrees to employ Wagner as an employee of the Company in the position and office of Chairman, President and Chief Executive Officer, for the Term as hereinafter defined, to render such services and to perform such duties as the Board of Directors of the Company shall reasonably request. Such services shall be provided on a full time basis. Notwithstanding the foregoing, Wagner's position and duties may be reasonably modified or changed from time to time at the discretion of the Board of Directors. No substantial change to Wagner's position or duties may be made without Wagner's consent. Wagner may also serve during all or any part of the Term in any other office to which she may be appointed or elected without any compensation therefor other than that specified in this Agreement. Wagner may decline any such appointment or election.

                  1.2 Acceptance of Employment by Wagner. Wagner hereby accepts such continued employment and shall render the services described above. Wagner will faithfully, and at all times, and to the best of her ability, experience and talents, perform all of the duties which are required of her under this Agreement and shall keep free from conflicting enterprises or any other activities which would be detrimental to or interfere with the business of the Company or the devotion of all of her working time to the business of the Company. Wagner agrees to use her best efforts to comply with any and all instructions that the Board of Directors may give her from time to time, and to promote and maintain the success, quality, professionalism and reputation of the Company.

         2. Article 2 of the Employment Agreement shall be deleted and the following inserted in lieu thereof:

         The term of Wagner's employment under the Employment Agreement (the "Term") shall continue until December 31, 2003 or as otherwise terminated as provided in Article 5 hereof. Thereafter, the Term shall be extended automatically for successive one-(1) year periods unless either the Company or Wagner give six (6) months written notice of its or her intent not to extend the contract. As used in this Agreement, "Term" shall mean and include the period described above and any extension thereof.

         3. Article 3 of the Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

                  3.1 Compensation. As compensation for services to be rendered pursuant to this Agreement, the Company shall pay Wagner, during the Term, a salary of $300,000.00 per annum (the "Annual Salary"), subject to such increases as the Board of Directors may, at its discretion, approve.

                   3.2 Expenses. Wagner shall be entitled to reimbursement of her reasonable expenses incurred related to the performance of her duties hereunder pursuant to the Company's expense reimbursement program. The expenses covered by such policy include mileage reimbursement for business related travel or reimbursement for actual allowable automobile expenses or mileage, reimbursement for other business related travel, entertainment of potential and current customers of the Company, etc. Wagner shall submit to the Company receipts and the Company's expense reimbursement report. The Company shall reimburse Wagner within a reasonable time after the appropriate Company employee receives the expense reimbursement report and supporting documentation. Wagner may additionally be reimbursed for other business expenses such as supplies and equipment that cannot reasonably or timely be paid through the accounts payable process. These expenses will normally be charged on her personal credit card when the circumstances require the same.


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

                  3.3 Bonus. Wagner shall also be eligible, during the Term, to receive bonuses, to be paid annually or quarterly, in such amounts and upon such terms and conditions as the Board of Directors (or a compensation committee thereof) may, at its discretion, approve.

                  3.4 Other Compensation. Wagner shall be eligible for such other compensation, whether in the form of additional stock options, stock appreciation rights, restricted stock awards or otherwise, in such amounts and upon such terms and conditions as the Board of Directors (or a compensation committee thereof) may, at its discretion, approve. All compensations described in Articles 3.2 through 3.4 shall be collectively referred to as "Additional Compensation."

                  3.5 Payment. The Annual Salary and the Additional Compensation shall be payable in accordance with the applicable payroll and/or other compensation policies and plans of the Company as from time to time in effect, less such deductions as shall be required to be withheld by applicable law and regulations.

                3.5.1 Payment upon Termination. Wagner shall be paid the amount of Annual Salary or Additional Compensation as described in Article 5 of this Agreement if her employment is terminated.

                  3.6 Participation in Employee Benefit Plans. Wagner shall be permitted, during the Term to participate in any group life, hospitalization or disability insurance plan, health program, pension plan, nonqualified deferred compensation plan, similar benefit plan or other so-called "fringe benefits" of the Company for which she may be eligible pursuant to the terms of such plans on the same terms and conditions as other employees of the Company.

         4. Article 4 of the Employment Agreement shall be deleted and the following inserted in lieu thereof:

                  4.1   Acknowledgments.   Wagner  acknowledges  that:  (i)  the
Company,  including  any  subsidiaries  and  affiliates  that may be  formed  or incorporated during the Covenant Period (as defined in Section 4.2), is currently engaged in the business of providing temporary staffing, consulting and outsourcing services to customers in the Western United States and elsewhere, including clerical, industrial, marketing, technical, telephony, information systems and technology, professional, construction and manufacturing personnel, as well as related services, including staff leasing, payrolling, employee testing and risk management consulting, and does now and may in the future expand its business during the Term of this Agreement to include other activities and to operate in other states of the United States, provinces of Canada or elsewhere (all states, provinces or territories in which the Company operates and activities in which the Company engages, whether currently or in the future during the Term of Wagner's employment with the Company, are collectively referred to herein as the "Business"); (ii) she is one of a limited number of persons who will perform a significant role in the management and development of the Business, and whose services will be unique and extraordinary, and will contribute to an enhance the goodwill of the Company;
(iii) her work for the Company will give her access to "know-how," trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, business acquisition plans, new personnel acquisition plans, and financial information and general confidential business information (collectively, "Trade Secrets") that are confidential and unique, not generally known in the industry, and which will give the Company a competitive advantage and significantly enhance the Company's goodwill; (iv) the agreements and covenants contained in this Article 4 are essential to protect the Business and goodwill of the Company, to prevent competitors from acquiring, appropriating, or discovering the Company's Trade Secrets, and to maintain and protect the Company's competitive advantage in the industry; and (v) she has means to support himself and her dependents other than by engaging in the Business, and the provisions of this Article 4 will not appear such ability. Accordingly, Wagner covenants and agrees as follows:

                  4.2      Covenants and Reformation.

                4.2.1. Non-Competition Covenants. For a period commencing on the effective date of this Amendment and continuing until the earlier of (i) two years after the date of termination of Wagner's employment with the Company, for any reason, with or without cause, and whenever such termination may occur, whether prior to, concurrently with, or after the expiration or early termination of this Agreement, except for a termination related to the Company's election not to extend the Term pursuant to Article 2 of this Amendment; or (ii) one year after the termination of Wagner's employment due to the Company's election not to extend the Term pursuant to Article 2 of this Amendment (the "Covenant Period"), Wagner shall not, within any state in which the Company conducts the Business, directly or indirectly, (i) engage in the Business or any aspect of the Business for Wagner's own account in competition with the Company;
(ii) enter the employ of, or render any services to or consult with, any person engaged in competition with the Company; (iii) become associated with or interested in any such person in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent or trustee; provided, however, Wagner may own, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange or over-the-counter if Wagner is not a controlling person of, or a member of a group which controls, such person and does not, directly or indirectly, own 5% or more of any class of securities of such person; (iv) solicit or otherwise deal with any client of the Company in a manner designed to (or that could) take business away from the Company; (v) solicit or otherwise induce any employee of the Company to terminate his/her employment with the Company; or (vi) hire or solicit any consultant then under contract with the Company or encourage such consultant to terminate such relationship.

             4.2.1.1. Limitation on Non-Competition Covenants. If Wagner voluntarily terminates her employment during the Term of the Agreement other than for Good Reason due to a Change in Control, as hereinafter defined, then the Covenant Period for items 4.2.1 (i), (ii) and (iii) shall be one year, but Covenant Period described for items 4.2.1. (iv), (v) and (vi) shall remain as stated in Section 4.2.1. above.

               4.2.2. Reformation or "Blue-Pencilling". The Company intends to restrict legitimate business under Section 4.2.1 only to the extent necessary to protect the Company's legitimate business interests. Wagner and the Company agree that the terms and conditions hereof should be enforced to the fullest extent permitted by law. If any court determines that any provision of Section

4.2.1, or any part thereof, is unenforceable because of the scope, duration or geographic breadth of such provision, such court shall have the power to reform such provision to the maximum scope, duration or geographical breadth, as the case may be, that such court has determined is enforceable in accordance with the law.

                  4.3 Nondisclosure Covenant. During the Covenant Period and forever thereafter, Wagner shall not, without the prior written consent of the Company, intentionally or unintentionally, reveal, make accessible, or disseminate to any person not an employee of the Company, or to any other entity, or use for the benefit of himself or others, the Trade Secrets and any and all other confidential matters of the Company. Wagner covenants and agrees that she shall not exploit for her own benefit, or the benefit of others, personal relationships with customers, suppliers or agents of the Company in a manner that would or may adversely affect the Company.

                  4.4 Property of the Company. All of the Company's Trade Secrets, and all tangible items, including, without limitation, all memoranda, notes, lists, records and other documents or papers (and all copies thereof), including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of Wagner, or made available to Wagner relating to the past, existing, or contemplated business or work of the Company, other than purely personal matters, are and shall remain the Company's exclusive property and shall be delivered to the Company promptly upon the termination of Wagner's employment (whether for Cause or otherwise) or at any other time on request of the Company.

                  4.5 Rights and Remedies upon Breach. If Wagner breaches, or threatens to commit a breach of, any of the provisions of Sections 4.2.1, 4.3, or 4.4 (collectively, the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

                         4.5.1  Specific  Performance.  The right and  remedy to
have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed by the parties hereto that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

                         4.5.2  Accounting.  The  right and  remedy  to  require
Wagner to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Wagner as the result of any transactions constituting a breach of the Restrictive Covenants.

                  4.6 Severability of Covenants. Wagner acknowledges and agrees that the Restrictive Covenants are reasonable and valid in scope, and geographical and temporal breadth and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                  4.7 Enforceability in Jurisdictions. The Company and Wagner intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of their scope or otherwise, it is the intention of the Company and Wagner that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of the Restrictive Covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

                   5. Article 5 of the Employment Agreement shall be deleted and the following inserted in lieu thereof:

                   5.      Termination of Agreement and Employment.

                  5.1 Termination upon Death. If Wagner dies during the Term, this Agreement and Wagner's employment hereunder shall terminate, except that Wagner's legal representatives, successors, heirs or assigns shall be entitled to receive the Annual Salary, the Additional Compensation and other accrued benefits, if any, earned up to the date of Wagner's death; provided, however, if any Additional Compensation or other benefits are governed by the provisions of any written employee benefit plan or policy of the Company, any written agreement contemplated thereunder, or any other separate written agreement entered into between Wagner and the Company, the terms and conditions of such plan, policy or agreement shall control in the event of any discrepancy or conflict with the provisions of this Agreement regarding such Additional Compensation or other benefit upon the death, termination or disability of Wagner pursuant to this Article 5.

                  5.2 Termination for Cause. The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective in accordance with its terms, to terminate this Agreement and Wagner's employment hereunder and discharge Wagner for "Cause" (as hereinafter defined). If such right is exercised, the Company's obligation to Wagner shall be limited to the payment of any unpaid Annual Salary, Additional Compensation and other benefits, if any, accrued up to the effective date (which shall not be retroactive) specified in the Company's notice of termination. As used in this Section 5.2, the term "Cause" shall mean and include (i) material breach by Wagner of the terms of this Agreement, (ii) wrongful misappropriation of any money or other assets or properties of the Company or any subsidiary or affiliate of the Company, (iii) the conviction of Wagner for any felony or other serious crime, (iv) use of illegal drugs, (v) use of alcohol if such use renders Wagner unable to perform the essential functions of her job, (vi) Wagner's gross moral turpitude relevant to her office or employment with the Company or any subsidiary or affiliate of the Company, (vii) any act or omission by Wagner that materially harms the Company's business reputation, trade name(s) or goodwill;
(viii) Wagner's violation of the Company's sexual harassment or anti-discrimination policy, or (ix) Wagner's violation of other established Company policies, whether currently in place or adopted during the Term, where such violations ordinarily result in termination. The determination of whether the Company has adequate Cause hereunder to terminate Wagner's employment shall


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


be subject to the arbitration provision contained in Article 8.5 of the Employment Agreement.

                  5.3 Suspension upon Disability. If during the Term, Wagner becomes physically or mentally disabled, whether totally or partially, as evidenced by the written statement of (2) competent physicians licensed to practice medicine in the United States, so that Wagner is unable to substantially perform her services hereunder for (i) a period of six consecutive months, or (ii) for shorter periods aggregating six months during any twelve-month period, the Company may at any time after the last day of the six consecutive months of disability, or on the day on which the shorter periods of disability equal an aggregate of six months, by written notice to Wagner, suspend Wagner's employment and the performance of the Company's obligations hereunder, including payments of the Annual Salary, Additional Compensation and other benefits. If at any time Wagner shall no longer be disabled, as evidenced by the written statement of two (2) competent physicians licensed to practice medicine in the United States, the Company may, at its election, fully reinstate this Agreement and Wagner's employment hereunder, and all of the terms of this Agreement, including payment of the Annual Salary, shall resume in full force for the balance of the Term. Nothing in this Section 5.3 shall be deemed, however, to extend the Term. Additionally, nothing in this Section 5.3 shall limit or diminish Company's obligations towards Wagner with respect to the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, or any similar state laws.

                         5.3.1 Selection of Physicians. If there is a dispute as
to whether Wagner is disabled, then each party shall select one of the competent physicians referenced above. If said physicians disagree as to whether Wagner is disabled, then they shall select a third competent physician whose judgment would be determinative.

                  5.4 Termination other than for Cause. If Wagner is terminated other than for cause as defined in Article 5.2 herein or due to a change in control as defined in Article 5.5 herein, then the Company shall pay Wagner an amount equal to two year's of Annual Salary. Additionally, the Company shall pay Wagner's health/dental/vision insurance continuation premiums under COBRA for a period of two years or until Wagner is no longer eligible for COBRA if earlier. If Wagner is terminated under this Article 5.4, the Company's liability shall be limited to such payments.

                  5.5 Termination due to a Change in Control. If Wagner's employment hereunder is Terminated Due to a Change in Control by the Company or by Wagner for Good Reason, as each respective term is hereinafter defined, then the Company shall pay Wagner, subject to the limitations contained in Article
5.5.3 herein, the greater of either an amount equal to the Annual Salary for the remainder of the Term or an amount equal to two year's Annual Salary. Additionally, the Company shall pay Wagner's health/dental/vision insurance continuation premiums under COBRA for a period of two years or until Wagner is no longer eligible for COBRA, if earlier. If Wagner's employment hereunder is Terminated Due to a Change in Control by Wagner without Good Reason, then the Company shall pay Wagner an amount equal to one year's Annual Salary and shall pay Wagner's health/dental/vision insurance continuation premiums under COBRA


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

for a period of one year or until Wagner is no longer eligible for COBRA, if earlier. If Wagner is terminated under this Article 5.5, the Company's liability shall be limited to such payments.

                         5.5.1 Change in Control. "Change in Control" shall mean
an acquisition or merger of the Company, sale of substantially all of the assets of the Company or other change in control as defined in Article 17.5 of the Company's May 5, 1995 Stock Incentive Plan.

                         5.5.2 Terminated Due to a Change in Control. As used in
this Agreement, "Terminated Due to a Change in Control" shall mean and is defined as the termination of Wagner's employment by the Company for any reason, except for Cause, within a one-year period following the effective date of a Change in Control. "Terminated Due to a Change in Control" shall mean and is also defined as the termination of Wagner's employment by Wagner for Good Reason due to a Change in Control. Good Reason means any change in Wagner's position, job duties or working conditions, including specifically, without limitation, any reduction in Wagner's Annual Salary, Additional Compensation or other benefits, or the relocation of Wagner, without Wagner's consent.

                         5.5.3  Limitation on Payments  Related to a Termination
Due to a Change in Control. In no event shall the payments made to Wagner pursuant to Article 5.5 be greater than 2.99 times Wagner's "annualized includible compensation for the base period" as such term is defined by Section 280G(d) of the Internal Revenue Code.

                  5.6 Expiration of Term. If Wagner is terminated due to the Company's election not to extend the Term pursuant to Article 2 of this Amendment, then the Company shall pay Wagner one year's Annual Salary. Additionally, the Company shall pay Wagner's health/dental/vision insurance continuation premiums under COBRA for a period of one year or until Wagner is no longer eligible for COBRA, if earlier. If Wagner is terminated under this
Article 5.6, the Company's liability shall be limited to such payments.

         6. This Amendment shall be effective April 1, 1999.

         7. This Amendment may be executed in multiple counterparts, each of which shall, for all purposes, be deemed an original and all of which, taken together, shall constitute one in the same agreement.

         8. Except as expressly modified by this Amendment the Employment Agreement remains unchanged and in full force in effect.

        [THIS SPACE INTENTIONALLY LEFT BLANK - EXECUTION PAGE TO FOLLOW]

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


         IN WITNESS WHEREOF, the parties hereto have executed this Amendment.

DATED this     day of July, 1999.           DATED this       day of July, 1999.

Company                                     JoAnn W. Wagner

SOS Staffing Services, Inc., by:


--------------------------------------      ---------------
Gary B. Crook, Executive Vice President     JoAnn W. Wagner
and Chief Financial Officer

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